UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):
March 28, 2011

J.B. HUNT TRANSPORT SERVICES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Arkansas	0-11757	71-0335111
(STATE OR OTHER JURISDICTION OF	(Commission File Number)	(IRS EMPLOYER
INCORPORATION OR ORGANIZATION)		IDENTIFICATION NO.)

615 J.B. Hunt Corporate Drive
Lowell, Arkansas	72745	(479) 820-0000
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)	(REGISTRANT’S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ }	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

{ }	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

{ }	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

{ }	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION

On March 28, 2011, J.B. Hunt Transport, Inc. (“Transport”) and J.B. Hunt Transport Services, Inc., as guarantor, (the “Company”) entered into a three year, unsecured $200 million senior term loan agreement with a group of banks and other financial institutions. The Company is a publicly held holding company and the parent company of Transport.  This new agreement is by and among Transport, the Company, Regions Bank, as Documentation Agent and U.S. Bank National Association, a national banking association, as administrative agent for the participating banks and as Sole Bookrunner and Sole Lead Arranger.

The agreement calls for each bank, severally and for itself alone, to make term loans to Transport in the amount requested but not more that the commitment amount of such bank.  The loans, or specified portions of the loans, shall be either Base Rate Loans or Eurodollar Rate Loans.  The applicable interest rates on the Base Rate Loans will be equal to the higher of (a) the Federal Funds Rate plus ½ of 1% or (b) the Prime Rate in effect on the day of the loan.  The applicable interest rate on the Eurodollar Rate Loans will be based on LIBOR plus an applicable margin and other fees.

The proceeds of these term loans will be used to pay off existing indebtedness and for general working capital purposes.

This agreement will terminate and all outstanding amounts will be due and payable in three years from the closing date.  The term loan(s) shall be repaid in an installment of $50 million at the end of year two with the remaining $150 million payable at maturity.

ITEM 9.01.             FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Senior Term Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the 29th day of March 2011.

J.B. HUNT TRANSPORT SERVICES, INC.

BY:      /s/ John N. Roberts III
John N. Roberts
President and Chief Executive Officer

BY:      /s/ David G. Mee
David G. Mee
Executive Vice President, Finance and
Administration and
Chief Financial Officer

BY:      /s/ Donald G. Cope
Donald G. Cope
Senior Vice President, Controller and
Chief Accounting Officer